UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

May 3, 2006

Date of report (Date of earliest event reported)

Hawkins, Inc.

(Exact Name of Registrant as Specified in its Charter)

Minnesota	0-7647	41-0771293
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3100 East Hennepin Ave. Minneapolis, MN		55413
(Address of principal executive offices)		(Zip Code)

Telephone Number: 612-331-6910

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On May 3, 2006, the Audit Committee of the Board of Directors of Hawkins, Inc. (the “Company”) and John S. McKeon, Chairman of the Board, agreed to amend the compensation arrangement relating to Mr. McKeon’s provision of consulting services to the Company. This arrangement is separate from the compensation paid to Mr. McKeon for his service as Chairman of the Board which was not revised at this time. As amended, the compensation arrangement for Mr. McKeon’s consulting services provides as follows:

•                  Mr. McKeon will be paid $5,000 per month for providing ongoing consulting services on certain strategic and organizational matters identified by the Chief Executive Officer of the Company.

•                  For the months of May, June and July 2006, Mr. McKeon will be paid an additional $5,000 per month for assisting the Chief Executive Officer in the preparation of a strategic plan for the Company.

•                  Following July 2006, Mr. McKeon may be paid up to an additional $5,000 in any given month based on providing additional consulting services, as identified by the Chief Executive Officer.

•                  Mr. McKeon will be reimbursed for all business expenses incurred pursuant to his providing consulting services to the Company.

•                  Mr. McKeon will report to the Committee or the Company’s Board of Directors on a regular basis regarding the services he provides to the Company pursuant to the foregoing arrangement.

Either the Company or Mr. McKeon can terminate this arrangement at any time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 8, 2006	HAWKINS, INC.

	By	/s/ John R. Hawkins
John R. Hawkins
Chief Executive Officer